                                                                               .
                                                                               .
                                                                               .
                                                                   EXHIBIT 10.33


MACQUARIE BANK LIMITED

ABN 46 008 583 542

No.1 Martin Place     Telephone (612) 8232 3333                         Treasury 8232 3600 Facsimile 8232 4227
Sydney NSW 2000       Facsimile (612) 8232 7780                         Foreign Exchange 8232 3666 Facsimile 8232 3019
GPO Box 4294          Telex 122246                                      Metals and Mining 8232 3444 Facsimile 8232 3590
Sydney NSW 1164       Internet http:Macquariewww.macquarie.com.au       Futures 9231 1028 Telex 72263
                      DX 10287 SSE                                      Debt Markets 8232 8569 Facsimile 8232 8341
                      SWIFT MACQAU2S                                    Agricultural Commodities 8232 7672 Facsimile 8232 3633



30 November 2004

Peter Stokes
Macquarie Infrastructure Company, Inc.
600 Fifth Avenue, 21st Floor
New York, New York 10020
United States of America


COMMITMENT LETTER TO PROVIDE A BRIDGE LOAN FACILITY OF UP TO US$27,400,000


Dear Peter,

1. INTRODUCTION

We refer to ongoing discussions regarding the acquisition by a subsidiary of Macquarie Infrastructure Company, Inc. ("MIC") of the entire issued share capital of General Aviation Holding LLC in accordance with the terms of the Membership Interest Purchase Agreement dated on or about 18 August 2004 between North America Capital Holding Company and Merced Partners Limited Partnership ("SPA").

This letter confirms the appointment on an exclusive basis of Macquarie Bank Limited ("MBL") as lender under a bridge loan facility to part-fund the obligations of a yet to be established subsidiary of MIC ("BORROWER") under the SPA, which obligations will be incurred by Borrower following assignment of the whole right, title and interest of North America Capital Holding Company under the SPA to Borrower.

2. COMMITMENT

MBL is pleased to offer to provide a bridge loan facility (the "BRIDGE FACILITY") for an amount of up to US$27,400,000, substantially in accordance with the terms of this letter and the draft term sheet between the Borrower and the Guarantors (together the "OBLIGORS") and Macquarie Bank Limited as the lender attached hereto as Annexure A to this letter (the "TERM SHEET").

All terms not specifically defined in this letter have the meaning assigned to them in the Term Sheet.

                                                                30 November 2004
                                                                Page 2


3. NATURE OF THE COMMITMENT

The commitment contained in this letter is:

(a) provided on the terms and subject to the conditions set out in this letter and on the terms and subject to the conditions set out in the Term Sheet; and

(b) subject to the conditions precedent contemplated by section 24 of the Term Sheet being satisfied in form and substance satisfactory to the LC Issuer; and

(c) subject to the Borrower being established, being a stand alone SPV which will not be a subsidiary of North America Capital Holding Company nor the subject of any obligation under its debt facilities, and to which the whole right, title and interest of North America Capital Holding Company under the SPA will be assigned prior to drawdown under the Bridge Facility; and

(d) subject to the Letter Agreement and all related documentation for the Bridge Facility being duly executed by the Borrower and each Guarantor in a form and substance satisfactory to MBL, provided that the documentation shall be in a form which is materially consistent with the Term Sheet.

4. PROJECT TEAM FOR BRIDGE FACILITY

All services provided in connection with the roles of MBL are the services of MBL itself and are not personal services of the employees, officers or consultants involved. All correspondence and written advice will be signed by MBL as such and is not the advice of employees, officers or consultants on behalf of MBL, and any written or oral communications will be that of MBL itself and not that of the employees, officers or consultants of MBL. No such employee, officer or consultant will have any personal liability in respect of any liability or obligation arising out of this letter or its subject matter.

The persons principally involved in the assignment ("TRANSACTION TEAM") will be Tim Hallam and David Byron. However, this may vary by other specialist persons being engaged or utilised as required.

5. BASIS OF REMUNERATION

Borrower shall pay to MBL, in connection with the Bridge Facility, the Establishment Fee, the Commitment Fee and the Interest Margin in accordance with the Term Sheet and, following documentation, the final Bridge Facility Agreement.

For the avoidance of doubt, the above fees are payable by Borrower to MBL without limiting Borrower's obligation to pay any fees separately agreed in relation to other roles to be performed by MBL.

6. CONFIRMATIONS AND UNDERTAKINGS

MIC, for itself and as agent for the Borrower and each Guarantor, agrees and acknowledges to MBL that:

(a)   it is responsible for satisfying itself as to:

      (i) the accounting classification, taxation and stamp duty consequences of any transaction contemplated by or during the course of this transaction;

      (ii) the validity, sufficiency, due execution and enforceability of all agreements entered into with respect to any such transaction; and

      (iii) its compliance with all applicable legal and regulatory provisions in relation to this engagement and any such transaction,

      and each Obligor acknowledges that its legal and accounting advisers are responsible for advising on, and MBL makes no representation or warranty in relation to, these matters;

(b) it will provide MBL with such information it may reasonably request in connection with the carrying out of this engagement;

(c) it will, at its own expense, engage such legal, accounting and other advisers as may be required in connection with the Bridge Facility and the associated transactions;

                                                                30 November 2004
                                                                Page 3


(d) it will provide MBL with reasonable access to its directors, officers, employees, legal and accounting advisers and other relevant persons for the purpose of performing the services under this engagement; and

(e) it will comply with all applicable laws and regulations in relation to the engagement the subject of this letter.

MIC, for itself and as agent for each Obligor, represents and warrants to MBL that, subject to the usual qualifications in relation to equitable principles, statutes of limitation and laws affecting creditors rights generally, this engagement is legally valid and binding on the Obligors and enforceable against them in accordance with its terms and the execution of this letter has been duly authorised and approved and all necessary corporate and other actions required to be taken by the Obligors have been taken.

7. TERMINATION OF COMMITMENT

Once this letter has been accepted and signed by MIC, for itself and as agent for each Obligor, MBL's commitment to provide the Bridge Facility may be terminated immediately with or without cause by an Obligor, or by MBL, in each case in the event that the Obligors and MBL have not executed the Letter Agreement by 31 December 2004, or otherwise by agreement.

8. BENEFIT

This letter (other than the indemnities contained in it) is intended solely for the benefit of the parties to it and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties to it. The Obligors may not assign or otherwise dispose of their rights under this letter to any person.

9. APPLICABLE LAW

This letter shall be governed in accordance with the laws of New South Wales and the parties to it submit to the non-exclusive jurisdiction of the courts of that State.

10. CONFIRMATION OF ACCEPTANCE

We trust that the arrangements proposed in this letter are acceptable to MIC and the Obligors. If so, would you please indicate your acceptance, on your own behalf and as agent for each Obligor, by signing the enclosed copies of this letter and returning to MBL.

This letter may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one letter.

11. CONCLUSION

We look forward to the successful completion of the transaction and if you would like to discuss any aspect of this letter, or if you require any further information, please do not hesitate to contact Tim Hallam on +612 8232-9986 or David Byron on +612 8232-7945.

Executed as an agreement


Yours Sincerely

                                                                30 November 2004
                                                                Page 4

/s/ GARRY FARRELL                        /s/ TIM HALLAM
-------------------------                ---------------------------
Executive Director                       Associate Director
Macquarie Bank Limited                   Macquarie Bank Limited


Macquarie Bank Limited                   Macquarie Bank Limited

                                                                30 November 2004
                                                                Page 5


                                   ANNEXURE A
                                   TERM SHEET

CALIFBO DRAFT TERMS & CONDITIONS OF THE ACQUISITION BRIDGE
FACILITY & LETTER OF CREDIT FACILITY - SUBJECT TO CREDIT APPROVAL

This Term Sheet is not an offer to provide financial accommodation. Macquarie Bank Limited ("MBL") will not be bound unless and until the Letter Agreement (as defined in section 11 below) is executed by MBL and all conditions precedent therein are satisfied.

The terms and conditions of this proposed Bridge Facility ("THE BRIDGE FACILITY") are strictly private and confidential between MBL, the Borrower and each of their respective affiliates and advisers involved in this facility, and should not be disclosed to any third party without the prior consent of MBL.

1.    BORROWER          North America Capital Holding Company Affiliate Co whose
                        shareholder will be the Shareholder and which is the assignee of the whole right, title and interest of North
                        America Capital Holding Company under and in accordance with the Membership Interest Purchase Agreement dated on or about 18 August 2004 between North America Capital
                        Holding Company and Merced Partners Limited Partnership
                        ("SPA").

                        For the Avoidance of doubt the borrower will be a stand alone SPV which will own the Californian FBOs and not be a subsidiary of NACHC nor under any obligation in respect of the NACHC Senior Debt facility.

2.    SHAREHOLDER       Macquarie Infrastructure Company Inc, ("MIC"), a
                        corporation organised under the laws of Delaware.

3.    GUARANTORS        - General Aviation Holdings LLC ("GAH"), and
                        - The direct and indirect Subsidiaries (as that term is defined in the Corporations Act 2001 (Cth))
                        ("SUBSIDIARIES") of GAH.

4.    LEAD ARRANGER     Macquarie Bank Limited ("MBL")
      & UNDERWRITER

5.    BRIDGE FACILITY   Acquisition bridge loan ("LOAN") of up to
                        US$27.4 million, to be used solely for the purchase by the Borrower of 100% of the shares in GAH ("THE
                        ACQUISITION", the completion of the Acquisition being "FINANCIAL CLOSE") in accordance with the terms of the SPA.

                        The Bridge Facility is provided to bridge the timing of payments due at or following Financial Close and receipts due to be received by the Borrower pursuant to the Debt Takeout (as defined in section 6) or Alternate Funding to occur on or prior to the Maturity Date.

                        The proceeds from drawdown of the Bridge Facility will be used by the Borrower only to:

                        (i)   Pay the Establishment Fee specified in section
                              11(i);

                        (ii)  Pay the Commitment Fee specified in section 12;
                              and

                        (iii) To part pay the acquisition price in relation to
                              the Acquisition.

6.    DEBT TAKEOUT:     The proposed senior, secured bank debt or capital market
                        securities of not less than US$27.4 million but which must:

                        (i) Be in an amount sufficient to repay all amounts outstanding under the Bridge Facility in full; and

                        (ii) Be provided by financier(s) satisfactory to MBL ("DEBT TAKEOUT PROVIDERS") to the Borrower on or prior to the Maturity Date, the proceeds of which will be utilised by the Borrower to repay the Bridge Facility in full.

7.    ALTERNATE         Any capital market or bank market securities,
      FUNDING:          subordinated debt, equity, hybrid equity, equity-linked,
                        or convertible debt, in any market by, with the consent of MBL, the Borrower or any of the Guarantors, other than the equity to be raised by the Borrower to complete the Acquisition.

8.    AVAILABILITY      Subject to section 13 below, the Bridge Facility will be
      PERIOD:           available for a single drawdown by the Borrower until 31
                        December 2004 or such later date agreed by MBL in its absolute discretion (the date the Bridge Facility is drawn down being the "DRAWDOWN Date"). The Borrower will issue a drawdown notice substantially in the form annexed hereto (a "DRAWDOWN NOTICE") to MBL that specifies the proposed drawdown date.

9.    FACILITY LIMIT    US$27,400,000

10.   CANCELLATION:     Any unutilised and undrawn portion of the Bridge
                        Facility:

                        - May be cancelled by the Borrower at any time up to Financial Close in a minimum amount of US$1 million and in US$1 million multiples;

                        - Will be cancelled immediately after the earliest of:

                              (a)   The expiry of the Availability Period;

                              (b)   The Drawdown Date;

                              (c)   The termination of the SPA;

                              (d) Drawdown of the Debt Takeout or Alternate Funding; and

                              (e)   The occurrence of an Event of Default;

11.   ESTABLISHMENT     US$274,000, due and payable by the Borrower as
      FEE:              follows:

                        (i) US$137,000 due and payable 30 days after the date of execution of the letter agreement documenting the Bridge Facility to which this Terms Sheet is attached ("LETTER AGREEMENT"); and

                        (ii) If the Bridge Facility has not been repaid in full by 28th February 2005, an additional US$137,000 will be due and payable on that date.

12.  COMMITMENT FEE:    1.0% p.a., calculated and accruing daily on the undrawn
                        portion of the Bridge Facility (equal to the Facility
                        Limit less any Cancellations), from and including the date of execution by the Borrower of the Letter
                        Agreement in respect of the Bridge Facility to and excluding the earlier of the Drawdown Date and Cancellation (as applicable) of the Bridge Facility.

                        The Commitment Fee is payable to MBL on the earlier to occur of the date which is 30 days after the Drawdown Date, an Interest Payment Date, Cancellation of the Bridge Facility and 31 December 2004.

13.   ACCEPTANCE        Notwithstanding any other provision in this Terms Sheet,
      PERIOD            MBL shall not incur any obligation in connection with
                        the Bridge Facility (including without limitation any obligation to provide financial accommodation pursuant to it) unless the Letter Agreement is executed by the Borrower on or prior to 20 November 2004.

14.   INTEREST RATE:    Base Rate + Interest Margin

15.   BASE RATE:        The USD LIBOR rate closest in tenor to the relevant
                        Interest Period on the first day of that Interest
                        Period.

16.  INTEREST MARGIN:   (i)   For the first 6 months from drawdown: 3.0% p.a.;

                        (ii)  For the next 6 months and ending on the Maturity
                              Date: 6.0%
                              p.a.; and

                        (iii) Whilst an Event of Default subsists: the then
                              applicable Interest Margin plus 3.0% p.a.

17.   INTEREST PERIODS (a)    From and including the date of each drawing,
      & INTEREST              interest accrues daily on the outstanding amount
      PAYMENT DATES:          and is payable in arrears on the last day of each
                              Interest Period.

                        (b) Interest shall be calculated on the basis of a calendar month (each such month an "INTEREST PERIOD"), a year of 360 days and for the actual number of days in that Interest Period.

                        (c) The first Interest Period in respect of a drawing shall commence on Financial Close (or if a drawdown occurs after that date, shall commence on that date and will end at the same time as the then current Interest Period);

                        (d) Any due and unpaid interest and other due and unpaid amounts payable by the Borrower in connection with a Facility will be capitalised by MBL and will themselves bear interest in accordance with this clause.

                        If the date for making a payment is not a Banking Day in Sydney and New York, that payment will be made on the preceding Business Day.

18.   MATURITY DATE:    Subject to clause 29, any amount drawn down under the
                        Bridge Facility shall be due and payable by the Borrower on the date which is 365 days after the Drawdown Date and which is, to avoid doubt, to be no later than 31
                        December 2005.

19.   PRIORITY OF       On each Interest Payment Date the following
      PAYMENTS          distributions shall be made from the General Account in
                        the following order of priority:

                        i. Operating expenses, taxes and required maintenance capital expenses;

                        ii.   Fees and expenses due to the Bridge provider;

                        iii. Interest on the Bridge Facility as well as any hedging obligations;

                        iv. Prior to Maturity Date, distributions to Equity Investors including Shareholder Loans if any

                        iv. Post Maturity Date, Mandatory Repayment of all remaining cash

20.   AVAILABLE CASH:   All cash permitted from time to time to be distributed
                        by the Borrower and each of its Subsidiaries to its respective shareholders by way of dividend, distributions, redemptions, return of capital or other method or available to pay interest, principal or other amounts pursuant to an intercompany loan, subject to retention of working capital funds which is reasonable, determined in good faith and consistent with prudent business practice and such retention not to exceed an amount to be agreed by MBL in each case.

21.   MANDATORY         In respect of a drawing, the Borrower must immediately
      PREPAYMENT:       pay as mandatory prepayments (subject to payment of any
                        break costs), until all amounts outstanding have been repaid in full (save where expressed otherwise), amounts equal to:

                        (a) Proceeds raised from the Debt Takeout or any raising of any Alternate Funding;

                        (b) Proceeds of any sale of assets in the Borrower or a Subsidiary (as defined in the Corporations Act 2001 (Cth)) with a value exceeding USD200,000;

                        (c) From the earlier of an Event of Default and the Maturity Date, all Available Cash of the Borrower and each Guarantor.

                        The Borrower and Guarantors must each procure, including by way of taking all necessary corporate action and exercise its voting entitlements in each of its respective Subsidiaries, that the Borrower is paid all Available Cash by way of dividends, distributions, principal, interest, any redemptions, returns of capital or other method approved by the entities, and all amounts similar to any of the foregoing and is put in funds to permit the Borrower to pay the amounts contemplated by this section.

22.   INSOLVENCY EVENT

                        (i) An administrator of the Borrower or a Guarantor is appointed.

                        (ii) Except for the purpose of a solvent reconstruction or amalgamation previously approved by MBL:


                              (A)   an application or an order is made,
                                    proceedings are commenced, a resolution is passed or proposed in a notice of meeting, an application to a court or other steps are taken for:

                                    (1)   the winding up, dissolution
                                          or administration of the Borrower or
                                          a Guarantor; or

                                    (2)   the Borrower or a Guarantor
                                          entering into an  arrangement,
                                          compromise or  composition with or
                                          assignment for the benefit
                                          of its creditors or a class  them,
                                          (other than  frivolous or vexatious
                                          applications, proceedings,
                                          notices and steps); or

                              (B)   the Borrower or a Guarantor  ceases,
                                    suspends or threatens to cease or suspend the conduct of all or a substantial part of its business or disposes of or threatens to dispose of a substantial part of its assets.

                        (iii) the Borrower or a Guarantor:

                              (A) is, or under legislation is presumed or taken to be, insolvent (other than as the result of a failure to pay a debt or claim the subject of a good faith dispute); or

                             (B)   stops or suspends or threatens to
                                   stop or suspend payment of all or
                                   a class of its debts.

23.   SECURITY          Until repayment of the Bridge Facility in the full, MBL
      INTEREST:         will have the benefit of (in form and substance
                        satisfactory to MBL):

                        - (CHARGES): For the benefit of MBL to the secure all of the Borrower's obligations in connection with the Facilities, a:

                              (a) First priority perfected security interest in all assets, personal and real property of, and ownership interests in, and equity contributions to, the Borrower;

                              (b)   Share mortgages (including deposit of
                                    relevant share certificates) granted by
                                    Borrower, GAH its and Subsidiaries over
                                    their shares in their respective
                                    Subsidiaries;

                              (c) First priority perfected security interest in all assets, personal and real property of GAH and its subsidiaries;

                        -     (GUARANTEES): Provided by those entities listed in
                              section 3.

                              o. ((DIRECTIONS TO PAY): Irrevocable directions to pay to which the Borrower, MBL and each Guarantor are a party, such that the net effect is that all relevant Mandatory Prepayments are paid directly to MBL (the obligation to procure the execution of the irrevocable directions to pay by the Guarantors shall be an obligation to use best efforts, including without limitation by way of the exercise of shareholder voting rights) for application by MBL directly in satisfaction of the Borrower's obligations under the Facilities.

                        - (POWER OF ATTORNEY): As security for the Borrower's and Guarantors' obligations to grant the security interests set out in this section, the Borrower and Guarantors shall deliver to MBL:


                              o authorised and executed irrevocable powers of attorney in favour of officers of MBL to enable it to effect, draft, negotiate, execute, register and perfect the security interests set out above, including all necessary or desirable procedural, administrative and other steps relating thereto; and

                              o evidence satisfactory to MBL (including, where applicable, board resolutions and certified copies of relevant documents), that each relevant board has approved, which approval has not been amended, varied, released or revoked, the powers of attorney contemplated above and their execution, delivery and delegation of authority effected thereby.

24.   CONDITIONS        Standard conditions precedent for a facility of this
      PRECEDENT:        type (in a form and substance satisfactory to MBL), to
                        include but not be limited to:

                        (a) (MATERIAL CONTRACTS): Execution, delivery, and registration of the Material Contracts each with terms satisfactory to MBL except for:

                              -     the charges referred to in section 23;

                              - the powers of attorney to be provided by all Guarantors other than the Borrower referred to in section 23;

                              -     the Finance Documents as defined in section
                                    36;

                              -     all Directions to Pay; and

                              -     the Debt Takeout facility documentation;

                              -

                        (b) (MAC): No material adverse change in the assets, liabilities, financial position or performance, profits, losses, present or future cashflows or prospects of the Borrower and each Guarantor;

                        (c) (FEES): The Borrower has paid all fees and expenses required to be paid in respect of the Facilities;

                        (d) (VERIFICATION): A verification certificate from the Borrower attaching constituent documents, extracts of resolutions and powers of attorney evidencing due execution of all applicable Finance Documents;

                        (e) (EOD): No Insolvency Event in respect of the Borrower and each Guarantor or any breach of a material obligation under any Material Contracts or licences of the Borrower and each Guarantor;

                        (f) (FINANCIAL MODEL): The final financial model is to be materially consistent with the financial model reviewed by MBL and upon which this Term Sheet is based, and the assumptions in the financial model reviewed by MBL are in its opinion reasonable and do not change adversely;

                        (g) (DRAWDOWN NOTICE): Receipt of a drawdown notice, giving 2 Business Days' notice or such other notice period agreed by MBL;

                        (h) (SUFFICIENT FUNDING): Evidence that all net proceeds of the:

                              -     Bridge Facility; plus

                              - Minimum USD25.2m equity to be contributed by the Shareholder;

                              are sufficient to complete the Acquisition;

                        (i) (SPA): Evidence that all condition precedents to the Borrower's obligations set out in the SPA have been satisfied, including that all necessary or desirable legal, statutory, regulatory, contractual and other approvals in respect of the Acquisition have been obtained to the reasonable satisfaction of MBL. Waivers of these obligations are not permitted without the Lead Arranger & Underwriters consent;

                        (j) (OPINIONS): Receipt of legal opinions in respect of the Bridge Facility and any Finance Documents;

                        (k) (INSURANCE): Evidence satisfactory to MBL that insurance policies have been taken out with responsible and reputable insurers for all its property which ensure that the Borrower and each Guarantor maintain proper and adequate insurance (including sabotage and terrorism insurance) in accordance with prudent practice for insurance protection and the report provided by an independent insurance consultant satisfactory to the Debt Takeout Provider, and if requested by MBL, provide to it copies of the policy or policies in respect of such insurance.

25.   COSTS:            All costs, taxes, charges, duties, imposts and expenses
                        will be for the account of the Borrower and Guarantors including legal fees, irrespective of whether the Facility proceeds. All payments to be made free and clear of all present and future taxes and deductions save as required by law.

                        Payments under the Facility shall be without or set-off, deduction or withholding of any kind. To the extent any such deduction or withholding is required to be made by law, the Borrower indemnifies MBL against such deduction or withholding, and the relevant payment shall be grossed up by the Borrower such that the Borrower must pay MBL an additional amount necessary to ensure that MBL receives when due a net amount equal to the full amount of such payment MBL would have received had no such withholding or deduction been made.

26.   REPRESENTATIONS   Standard representations and warranties for Facility of
      AND WARRANTIES:   this type in a form and substance satisfactory to MBL,
                        including but not limited to those set out below. The
                        Borrower and each Guarantor represents and warrants to MBL on Financial Close, and repeats those representations and warranties (other than in those set out in paragraphs (a), (b), (h) and (l)) on each Interest Payment Date with reference to the facts and circumstances subsisting at that date, and to include, without limitation:

                        (a) The financial models, and all other information, provided to MBL were prepared in good faith and with due care, and are not inaccurate or misleading in any material respect (whether by act, omission or otherwise);

                        (b)   NOT USED

                        (c)   Legal existence;

                        (d) Due authorisation and power to perform its obligations under the Material Contracts. All other authorisations required in relation to the Acquisition have been obtained and are in full force and effect.

                        (e) Validity of the Material Contracts (legal, valid, binding and enforceable obligations);

                        (f) No conflict with its constituent documents or applicable agreements;

                        (g)   Compliance with applicable laws;

                        (h)   Government authorisation;

                        (i)   Payment of taxes;

                        (j)   No litigation, dispute etc is current or pending;

                        (k)   Compliance with ERISA;

                        (l) Absence of material adverse change in its financial condition;

                        (m)   No liens, encumbrances or other adverse claims;

                        (n) From the date of execution of the Security documentation as contemplated by section 27(b) (if any), existence of and effectiveness of the first priority perfected security interest of MBL in and to the collateral;

                        (o) Nothing has occurred which constitutes an Event of Default whether immediately or after lapse of time.

27.   UNDERTAKINGS:     Standard undertakings for a facility of this type in a
                        form and substance satisfactory to MBL, including but not limited to those set out below. The Borrower and each Guarantor undertake as follows:

                              -

                        a) (GO TO MARKET): If the Debt Takeout does not proceed for any reason by the date three months prior to the Maturity Date, the Borrower and each Guarantor will, at the request and with the consent of MBL:

                              - Use its best endeavours to raise Alternate Funding for such amount sufficient to (i) repay the Bridge Facility in full.

                              -     explore with the assistance of MBL any
                                    capital market or bank market securities to its satisfaction prior to exploring any other Alternate Funding securities;

                              - Provide MBL with any resolutions, powers of attorney, directions to pay or other requirements required by MBL in relation to that Alternate Funding;

                        (B)   (DOCUMENTATION):

                              -     Immediately after Financial Close, the
                                    Guarantors must execute the powers of
                                    attorney referred to in section 23;

                        (c) (AMENDMENT OF DEBT FACILITIES): The Borrower and each Guarantor undertake that they shall not, without the consent of MBL, amend, extend, renew, novate, replace or vary the Alternate Funding documentation of that entity;

                        (d)   (REPORTING): The Borrower will provide to MBL:

                              (i) Within 60 days after the end of each quarter of each fiscal year excluding the final quarter, the unaudited Consolidated Financial Statements of the Borrower;

                              (ii) Within 120 days after the end of each fiscal year the audited Consolidated Financial Statements of the Borrower;


                              (iii) By December 1 of each year, the operating
                                    budget for the following year;


                              (iv) Particulars of any litigation, tax claim, dispute or other proceeding in relation to it or the Guarantors, including, but not limited to, a breach or dispute under a Material Operating Contract;


                              (v) As soon as it becomes aware, notice of any Event of Default or Potential Event of Default, including full details thereof, and the steps taken and proposed to be taken to remedy it;

                              (vi)  Any notice or correspondence from a
                                    government agency in relation to it or the Guarantors (including ERISA matters) which may have a material adverse effect; and


                              (vii) Other data and information relating to the
                                    business, operations, affairs, financial condition, assets or properties of the Borrower or any of the Guarantors which MBL may reasonably request;



                        (e) (CORPORATE EXISTENCE): It and each Guarantor will maintain its corporate existence in good standing;

                        (f) (CONDUCT OF BUSINESS): It and each Guarantor will use all reasonable efforts to ensure their business and assets is operated and maintained in accordance with good operating practice (being the exercise of that degree of skill, prudence and operating practice that would reasonably and ordinarily be expected from a skilled and experienced owner and operator engaged in the same type of business under similar circumstances), all authorisations and Material Documents;

                        (G) (PAY TAXES): It and each Guarantor will pay all taxes payable by it when due;

                        (H) (INSURANCE): It and each Guarantor will maintain insurance policies (including sabotage and terrorism insurance) for proper and adequate insurance in accordance with prudent practice for insurance protection and that is reasonable and customary for a similar business with responsible and reputable insurers for all its property;

                        (I) (AUTHORISATIONS): Compliance with laws, rules and regulations, and maintenance in full force and effect of all licenses, certificates, permits, franchises and other governmental authorisations necessary to the ownership of the respective properties or to the conduct of their respective businesses;

                        (J) (COMMERCIAL DEALINGS): The Borrower and each Guarantor undertake that they will not deal in any way with any other person outside of the group except at arm's length in the ordinary course of business for valuable consideration;

                        (K) (PROCUREMENT): The Borrower will ensure, including without limitation by the exercise of shareholder voting rights, that each Guarantor will comply with its obligations under the Facilities and will execute each of the Finance Documents to which it is a party as soon as practicable after Financial Close;

                        (l) (MATERIAL CONTRACTS): The Borrower and each Guarantor undertakes that they will:

                              1. Comply with all obligations and undertakings under the Material Contracts or any other material licence or contract of that entity;

                              2. not amend, vary, avoid, release, surrender, terminate, rescind, revoke, discharge (other than by performance), accept any termination or any repudiation of, assign or transfer any rights or obligations under, suspend, waiver, or grant any time or indulgence in respect of any Material Contract if such action causes a material adverse effect, without the prior written consent of MBL;


                              3. Exercise their rights under the Material Contracts prudently, promptly and fully, and while an Event of Default is subsisting, at the direction of MBL;

                        Without the prior written consent of MBL:

                        (m)   (NEGATIVE PLEDGE):

                              (i) The Borrower and the Shareholder may not incur any liability or debt (whether finance debt or otherwise) exceeding USD200,000 in aggregate;


                              (ii) Subject to the above, the Borrower and each Guarantor undertakes that they will not incur, undertake or enter into any financial indebtedness other than Permitted Financial Indebtedness unless the proceeds of that indebtedness are used and able to be used to repay the Bridge Facility in full.

                              (iii) The Borrower and each Guarantor shall not
                                    grant any further security interests in or encumber or pledge any of their respective assets other than Permitted Security Interests in favour of or for the benefit of any person other than MBL;

                        (n) (SECURITY): The Borrower and each Guarantor shall not:

                              - take any action to affect in any way the Security Interests granted to MBL or to adversely affect their priority or enforceability; and

                              - sell, transfer, assign or otherwise dispose of the Security Interest, or any interest in that property;

                        (o) (MATERIAL TRANSACTIONS): Except to transfer the shares in GAH to MIC (after all necessary approvals have been obtained) on terms as contemplated by this Term Sheet, the Borrower and each Guarantor undertake that they shall not, undertake material acquisitions or investments, material transactions or asset sales or other disposals exceeding, in aggregate USD2.5m without the prior written consent of MBL. Subject to that, the Borrower and each Guarantor undertake that they shall not restructure its corporate structure existing immediately following Financial Close without the prior written consent of MBL;

                        (i) (CHANGE TO BUSINESS): The Borrower and each Guarantor undertakes that they shall not carry on any business other than the activities contemplated by this Term Sheet;

                        (ii) (NO DISTRIBUTIONS): The Borrower must not declare, make or pay any distributions to equity or perform any capital reductions or redemptions if (prior to the maturity date) the DSCR falls below 1.30, or then, after the Maturity Date.

                        Undertakings will include the following Financial
                        Covenant: Maximum Leverage Ratio of After the Closing Date through to Maturity Date 6.00 to 1.00

28.   EVENTS OF         Events of default that are customary and appropriate for
      DEFAULT:          a facility of this type (in a form and substance
                        satisfactory to MBL), to include but not be limited to:

                        (a) (DISTRIBUTIONS): Upon the Borrower conducting a capital reduction or redemption, or declaring a dividend or other distribution after the Maturity Date.

                        (b) (CROSS DEFAULT): Any of the Borrower, or a Guarantor defaults in payment in respect of other indebtedness exceeding USD 0.5m (unless waived by the relevant parties in accordance with those facilities), or that indebtedness becomes due or capable of being declared due before its stated maturity date.

                        (c) (NON-PAYMENT): Any of the Borrower or a Guarantor does not pay any amounts when due within 2 Business Days of its due date for payment under a Material Contract as defined in section 36;

                        (d) (MATERIAL ADVERSE CHANGE): in the opinion of MBL, there has been a material adverse change to the business, assets, present or future cashflows, liabilities or operational condition of any of the Borrower or a Guarantor which would be reasonably likely to have a material adverse effect on the ability of that entity to comply with its obligations under the Material Contracts or any other material licence or contract to which it is a party;

                        (e) (BREACH OF UNDERTAKING UNDER MATERIAL CONTRACT): any breach of any material obligations, financial covenants, non financial covenants or undertakings (other than payment defaults) of any of the Borrower or a Guarantor under a Material Contract which in the opinion of MBL causes a material adverse effect (unless waived by the relevant parties in accordance with those contracts);

                        (f) (MISREPRESENTATION): any representation or warranty made or repeated by the Borrower or a Guarantor proves to have been untrue, incorrect or misleading when made or repeated in any material respect under a Material Contract;

                        (g) (INSOLVENCY EVENT): an Insolvency Event of any of the Borrower or a Guarantor occurs;

                        (h) (TERMINATION OF LICENCES): a material licence or any other material regulator or governmental approval or authorisation which the Borrower or a Guarantor requires to operate its respective core businesses is terminated, repealed, revoked, suspended or expires and is not replaced within 5 Business days;

                        (i) (GOVERNMENT INTERFERENCE): a law or anything done by a government agency wholly or partially to a material extent renders illegal, prevents or restricts the performance or effectiveness of a Material Contract or otherwise has a material adverse effect;

                        (j) (MATERIAL CONTRACT): Termination of a Material Contract or any other contract which is material to the business of any of the Borrower or a Guarantor and is not replaced within 5 business days;

                        (k) DSCR is less than or equal to 1.00 with an appropriate cure period;

                        (l) (FAILURE TO SATISFY CONDITION PRECEDENT): under the Debt Takeout Commitment or Debt Takeout Documentation or other Material Contract;

                        (m) (VITIATION OF A MATERIAL CONTRACT): All or part of a Material Contract is or becomes void, illegal, invalid, unenforceable or of limited force and effect.

                        (n)   (CHANGE IN CONTROL):

                              (i) Prior to the sale of GAH to MIC, MBL ceases to indirectly to own a 100% interest in the Borrower and each Guarantor; or

                              (ii) Following the sale of GAH to MIC, MBL or a Subsidiary of MBL, ceases to be the manager of MIC.

29.   CONSEQUENCES OF   Include, without limitation:
      AN EVENT OF
      DEFAULT:          (i)

                        - In respect of the Bridge Facility, all outstanding amounts become due and payable;

                        - MBL may cancel any unutilised/undrawn commitments in respect of the Facility;

                        - MBL may, in its sole discretion, exercise its Security or enforce the Guarantees.

30.   PERMITTED         -     Alternate Funding raised for the sole purpose of,
      FINANCIAL               and for such amount sufficient to repay the Bridge
      INDEBTEDNESS:           Facility in full and on terms satisfactory to MBL;

                        - Otherwise, indebtedness not exceeding US$0.5 million in aggregate (across the Borrower and the Guarantors), which is incurred in the ordinary course of the ordinary business of that entity.

                        - The net liability under any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any interest rate ("SWAP FACILITY"), provided that:


                              (a) The respective divisions of MBL that have provided the Swap Facility and the Bridge Facility ranks pari passu;

                              (b) the derivative transaction has been solely provided by MBL;

                              (c) and, except for non-payment of an amount, the then mark to market value of such derivative transaction will be used to calculate its amount.

31.   DEBT SERVICE      The Debt Service Coverage Ratio ("DSCR") for a
      COVERAGE RATIO    particular period will be calculated on a quarterly
                        basis as the ratio of (a) Net Cash Flow for the twelve month period ending on the respective calculation date to (b) Mandatory Debt Service for the twelve month period ending on the respective calculation date.

32.   NET CASH FLOW     "Net Cash Flow" means, in respect of any period, (a)
                        aggregate Project Revenues received during such period less (b) the operating expenses, taxes and required maintenance capital expenses paid during such period.

33.   LEVERAGE RATIO    The Leverage Ratio for a particular period will be
                        calculated on a quarterly basis as the ratio of (a) outstanding bridge debt balance to (b) EBITDA on a trailing twelve month basis.

34.   EBITDA            Earnings before interest, taxes, depreciation and
                        amortization.

35.   PERMITTED         None without the prior written consent of MBL other
      SECURITY          than:
      INTEREST:
                        -

                        - The Security in section 23 will also be granted by the Borrower and Guarantors to MBL in respect of the Swap Facility. The respective divisions of MBL that have provided the Swap Facility and the Bridge and LC Facilities will rank pari passu in respect of the Security; and

                        - Liens, retentions of title and similar security interests arising in the ordinary course of the ordinary business of the Borrower or the Guarantors.

36.   MATERIAL          To be on terms satisfactory to MBL and include
      FINANCING         but not be limited to:
      CONTRACTS:
                        -     This Term Sheet;

                        -     The Letter Agreement;

                        -     the Guarantees and related Security documentation.

                        (collectively, the "FINANCE DOCUMENTS")

                        -     SPA;

                        -     Powers of Attorney as required by section 23;

                        -     Directions to Pay as required by section 23.


37.   MATERIAL          To be on terms satisfactory to MBL and include but
      OPERATING         not be limited to:
      CONTRACTS:
                        -     Newport FBO lease,

                        -     Palm Springs FBO Lease

                        - All contracts material to the operations and the business of any of the Guarantors

                        Material Financing Contracts and Material Operating Contracts are collectively the "Material Contracts"

38.   ASSIGNMENT:       None by the Borrower and Guarantors.

                        MBL may at any time assign, novate or transfer its rights and obligations in respect of the facilities with the consent of the Borrower (which is not to be unreasonably withheld or delayed, and for this purpose 14 days is considered to be reasonable) unless an Event of Default subsists, in which case it may assign in its sole discretion without consent of the Borrower or the Guarantors.

                        MBL may at any time assign, novate or transfer its rights and obligations in respect of the facilities to a Related Body Corporate of MBL without the consent of the Borrower or the Guarantors.

39.   INCREASED         Standard increased costs clauses.
      COSTS:

40.   GOVERNING LAW:    New South Wales and the parties submit to the
                        non-exclusive jurisdiction of the courts of New South
                        Wales

                                                                30 November 2004
                                                                Page 6


ACCEPTED FOR AND ON BEHALF OF MACQUARIE INFRASTRUCTURE COMPANY, INC. AND EACH OBLIGOR

MACQUARIE INFRASTRUCTURE COMPANY, INC.

/s/ PETER STOKES
--------------------------------------


Authorised Signatory

Peter Stokes, Chief Executive Officer
--------------------------------------


Name and Capacity

November 30, 2004
--------------------------------------


Date


(The signatory warrants that he/she is duly authorised by Macquarie Infrastructure Company, Inc. to enter into this agreement on behalf of Macquarie Infrastructure Company, Inc. for itself and as agent for each Obligor.)